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                   EXHIBIT (21) - SUBSIDIARIES OF REGISTRANT



     The following is a listing of all active subsidiaries of the Registrant as of December 11, 1996 together with a listing of the states or jurisdictions in which they are organized. In each case, 100% of the voting securities (except for directors' qualifying shares, if required) are owned by the subsidiary's immediate parent as indicated by indentation. All of these subsidiaries are included in the consolidated financial statements.



                                            State or Other
                                          Jurisdiction Where
                                           Incorporated Or
                  Name                        Organized
                  ----                    ------------------
First of Michigan Capital Corporation
  (the Registrant)                         Delaware
 First of Michigan Corporation             Delaware
 First of Michigan Insurance Agency, Inc.  Michigan
 Cranbrook Capital Management, Inc.        Michigan
 FoM Advisers, Inc.                        Michigan
 First of Michigan Real Estate, Inc.       Michigan
 First of Michigan Leasing, Inc.           Michigan
 First of Michigan Commodities, Inc.       Michigan
 First of Michigan Venture Capital
  Associates, Inc.                         Michigan